Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA REPORTS SECOND-QUARTER 2006 RESULTS
•	Second-quarter operating earnings of $0.65 per share, $0.64 per share excluding reserve development; a 23 percent increase over the prior-year quarter: in line with Thomson/First Call mean estimate of $0.64 per share

•	Second-quarter net income of $0.67 per share

•	Second-quarter revenues increased 14 percent over the prior-year quarter

•	Guidance for full-year 2006 operating earnings per share increased to $2.77 to $2.79, from prior guidance of $2.74 to $2.76, based on 580 million diluted shares
•	Third quarter operating earnings per share expected to be $0.72
•	Full year Total Operating Expense Ratio projected to be approximately 18.5 percent, an improved level from prior guidance of approximately 19 percent
•	Full-year net medical membership growth guidance now projected to be 700,000 to 750,000, down from prior range of 900,000 to 1 million
•	Full-year Commercial Risk Medical Cost Ratio now projected to be approximately 80 percent, from prior guidance of approximately 79 percent
HARTFORD, Conn., July 27, 2006 — Aetna (NYSE: AET) today announced second-quarter 2006 operating earnings of $0.65 per share. Operating earnings, excluding prior-period favorable reserve development, were $0.64 per share, an increase of 23 percent compared to the prior-year quarter. Favorable development was approximately $6.0 million, after tax, or $0.01 per share. The increase in operating earnings reflects a 14 percent increase in revenue, primarily from year-over-year membership growth, and continued expansion of the operating margin, primarily resulting from general and administrative expense efficiencies. Operating earnings exclude net realized capital gains (losses) and other items.1 Second quarter net income was $0.67 per share.

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Quarterly Financial Results at a Glance
Three Months Ended

	June 30, 2006	June 30, 2005*	Change

Total revenues	$6.3 billion	$5.5 billion	14%

Operating earnings, excluding development**	$371.1 million	$312.8 million	19%

Net income	$389.5 million	$394.9 million	(1%)

Per share results:
Operating earnings**	$0.65	$0.57	14%
Favorable development of prior-period health care cost estimates	(0.01)	(0.05)

Operating earnings, excluding development**	$0.64	$0.52	23%

Net income	$0.67	$0.65	3%

Weighted average common shares (diluted)	584.2 million	607.0 million
*	Restated for FAS123R and stock split. Refer to footnote 2 at the end of this press release.
**	For a full description of operating earnings and per-share operating earnings, refer to footnote 1 at the end of this press release.
“Our second-quarter results were marked by an improvement of 23 percent in operating earnings per share and a 14 percent increase in revenues over the prior-year quarter. We also continued to see expansion of our profit margin in the second quarter as our operating expenses as a percentage of revenue declined to 18.4 percent from 19.7 percent,” said Ronald A. Williams, CEO and president.
“Despite these very strong financial results, certain areas of our business did not meet our expectations. These included a large government case and our Stop-Loss product, which were particularly impacted by higher-than-expected large claims; and our Small Group customer market, where we experienced heightened competitive pressures in certain geographic areas. These factors contributed to a higher overall Commercial Risk medical cost ratio of 81.4 percent, excluding development. We are taking specific corrective actions to address these issues.
“To be clear, we continue to believe that the outlook for Aetna and the industry overall remains bright, and that we are not seeing a change in fundamental dynamics. Our MCR, although higher, continues to be very competitive within our industry. And the flexibility of our operating model and active management allow us to meet challenges in the health care environment and still deliver positive results.
“Given our solid revenue growth, our success at managing operating costs and improved margins, we now expect full-year 2006 operating earnings per share to be in the range of $2.77 to $2.79, up from our prior guidance of $2.74 to $2.76. Furthermore, based on strong sales momentum and our demonstrated ability to win in the marketplace, we continue to expect operating earnings growth of at least 15 percent in 2007.” 3

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Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•	Operating earnings of $346.9 million for the second quarter of 2006, compared with $294.2 million for the second quarter of 2005, excluding approximately $6 million, after tax, of favorable development in the second quarter of 2006 and $35 million, after tax, of favorable development in the second quarter of 2005. Including development in both periods, operating earnings were $352.9 million in the second quarter of 2006 and $329.2 million in the second quarter of 2005. The increase in operating earnings reflects a 15 percent increase in revenue primarily from year-over-year membership growth and continued general and administrative expense efficiencies.
•	Net income of $293.2 million for the second quarter of 2006, compared with $331.7 million for the second quarter of 2005. Net income for the second quarter 2006 included other items consisting of a previously announced $8.1 million after-tax debt refinancing charge, and a previously announced $47.1 million after-tax write-off of an insurance recoverable related to a prior-year physician class action settlement.

•	A Commercial Risk Medical Cost Ratio (MCR) of 81.4 percent for the second quarter of 2006, compared with 78.9 percent for the second quarter of 2005, excluding favorable reserve development in both periods. Including development, the Commercial Risk MCR was 81.1 percent for the second quarter of 2006 and 77.6 percent for the second quarter of 2005.

•	A Medicare MCR of 89.3 percent for the second quarter of 2006, compared with 90.2 percent for the second quarter of 2005, excluding unfavorable reserve development in the second quarter of 2006 and favorable reserve development in the second quarter of 2005. Including development, the Medicare MCR was 89.5 percent for the second quarter of 2006 and 89.3 percent for the second quarter of 2005.

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•	Total medical membership of 15.407 million at June 30, 2006, compared with 15.418 million at March 31, 2006, a decrease of approximately 11,000. Second-quarter pharmacy membership increased sequentially by 62,000 to 10.213 million and dental membership increased by 43,000 to 13.374 million from March 31, 2006.

•	Total revenues in the second quarter of 2006 increased by 15 percent to $5.5 billion from $4.8 billion in the second quarter of 2005, primarily due to rate increases, membership increases and acquisitions.
Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $36.0 million for the second quarter of 2006, compared with $30.9 million for the second quarter of 2005, reflecting higher net investment income levels and improved underwriting margins offset in part by higher operating expenses.

•	Net income of $31.4 million for the second quarter of 2006, compared with $32.8 million for the second quarter of 2005.
•	Total revenues of $553.1 million for the second quarter of 2006, compared with $522.8 million for the second quarter of 2005.

•	Total Group Insurance membership of 15.265 million at June 30, 2006, compared with 13.089 million at March 31, 2006, primarily reflecting the acquisition of Broadspire’s disability business, which added approximately 2.1 million self-insured members.
Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $10.1 million for the second quarter of 2006, compared with $7.5 million for the second quarter of 2005, primarily reflecting higher investment income.

•	Net income of $86.8 million for the second quarter of 2006, compared with $50.2 million for the second quarter of 2005. Net income included a $75.0 million after-tax benefit for second quarter 2006 and a $43.4 million after-tax benefit for second quarter 2005 related to the reduction of reserves for discontinued products.

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Total Company results
•	Total Revenues. Revenues increased 14 percent to $6.3 billion for the second quarter of 2006, compared with $5.5 billion for the second quarter of 2005. The growth in second quarter revenue reflects a higher level of membership year-over year and premium and fee rate increases that resulted in an increase of 13 percent in premiums and 22 percent in fees and other revenue.
•	Total Operating Expenses. Operating expenses were $1.2 billion for the second quarter of 2006, $71.3 million higher than the second quarter of 2005, excluding the debt refinancing charge of $12.4 million, pre-tax, and the write-off of an insurance recoverable related to a prior-year physician class action settlement of $72.4 million, pre-tax. Operating expenses as a percentage of revenue[4] improved to 18.4 percent for the second quarter of 2006 from 19.7 percent for the second quarter of 2005, reflecting continued expense efficiencies. Including the other items, operating expenses were $156.1 million higher than in the second quarter of 2005. Including net realized capital gains (losses) and the other items, operating expenses as a percentage of revenue were 19.8 percent in the second quarter of 2006 and 19.7 percent in the second quarter of 2005.
•	Corporate Interest Expense was $21.9 million after tax for the second quarter of 2006, compared with $19.8 million after tax for the second quarter of 2005. The increase reflects higher interest rates and the termination of interest rate swap agreements in the second quarter of 2005, as well as higher overall levels of long-term debt.
•	Net Income. Aetna reported net income of $389.5 million for the second quarter of 2006, compared with $394.9 million for the second quarter of 2005. Net income for the second quarter of 2006 includes a $75.0 million after-tax benefit related to the reduction of reserves for discontinued products, an $8.1 million after-tax debt refinancing charge, and a $47.1 million after-tax write off of an insurance recoverable related to a prior-year physician class action settlement. For 2005, net income includes a $43.4 million after-tax benefit related to the reduction of reserves for discontinued products.
•	Operating Margin, excluding reserve development, was 10.0 percent for the second quarter of 2006, compared with 9.6 percent for the second quarter of 2005, pre-tax.[5] The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.2 percent in the second quarter of 2006, compared with 7.2 percent in the second quarter of 2005.

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•	Share repurchases. Aetna repurchased 21.2 million shares at a cost of $840 million in the second quarter of 2006, bringing the year-to-date total of shares repurchased to 24.2 million, at a cost of $991 million.
A live audio webcast of the second-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.
The conference call also can be accessed by dialing 877-502-9276, or 913-981-5591 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.
A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 2281824. Telephone replays will be available from 11:30 a.m. ET on July 27 until midnight ET on August 10.
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 29.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com

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[1]	Operating earnings exclude net realized capital gains and losses and other items from income from continuing operations, as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of these excluded items is discussed below:
•	Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.
•	Release of reserves of $75.0 million, after tax, for second quarter 2006 and $43.4 million, after tax, for second quarter 2005, for anticipated future losses on discontinued products, included as an other item for the Company, represents a reduction of reserves previously established for certain products no longer offered by the Company and does not benefit ongoing business operations.
•	A debt refinancing charge of $8.1 million, after tax, ($12.4 million pretax) represents the net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5 percent senior notes due 2041. This is an other item in the second quarter of 2006 and does not reflect underlying 2006 business performance.
•	The write-off of a $47.1 million, after tax, ($72.4 million pretax) insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling. This is an other item in the second quarter of 2006 and does not reflect underlying 2006 business performance.
The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current period results of operations, at each financial statement date. The Company believes excluding reserve development better reflects the underlying current-period health care costs.
For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 9 to 13 of this press release.
[2]	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity. Additionally, results per common share and weighted average common shares have been adjusted to reflect the February 17, 2006 two-for-one stock split.

[3]	Projected operating earnings per share and operating expense ratio for full-year 2006 exclude $4.1 million of net realized capital gains for the six months ended June 30, 2006 and projected operating earnings, operating earnings per share and operating expense ratio for all periods also exclude any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations in any period. Projected operating earnings per share and Commercial Risk Medical Cost Ratio for full-year 2006 also exclude approximately $6 million, after tax, of favorable development of prior-period health care cost estimates for the second quarter of 2006. The Company believes excluding this reserve development better reflects the underlying current-period health care costs. Projected operating earnings per share and operating expense ratio for full-year 2006 also excludes the $6.2 million, after-tax, acquisition-related software charge reported in the first quarter of 2006 and the other items reported in the second quarter of 2006 as described in footnote 1. Projected operating earnings per share for 2006 assume approximately 580 million weighted-average diluted shares.

[4]	Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses exclude the other items described in footnote 1. For a reconciliation to operating expenses as a percentage of revenue calculated under GAAP, refer to the tables on page 13 of this press release.

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[5]	In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items described in footnote 1. For reconciliation to operating margin calculated under GAAP, refer to the tables on page 13 of this press release.
ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to operating earnings, operating expense ratios, membership growth and medical cost ratios. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control, such as the increasing competitiveness we are experiencing in certain markets which could cause our membership to be lower than we expect and our medical cost ratios to be higher than we expect. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition, reputational issues or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas, and related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2005 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2005 Annual Report on Form 10-K and Aetna’s 2006 second quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005 (1)	2006	2005 (1)

Revenue:
Health care premiums	$4,761.9	$4,145.7	$9,488.0	$8,199.2
Other premiums	507.9	501.7	1,010.0	1,000.2
Fees and other revenue	717.6	587.2	1,408.5	1,166.5
Net investment income	275.8	256.6	573.8	547.8
Net realized capital (losses) gains	(11.2)	5.7	6.4	10.1

Total revenue	6,252.0	5,496.9	12,486.7	10,923.8

Benefits and expenses:
Health care costs (2)	3,898.3	3,244.7	7,684.5	6,293.2
Current and future benefits	578.8	581.3	1,179.5	1,196.6
Operating expenses:
Selling expenses	240.1	205.9	483.6	408.9
General and administrative expenses (3)	997.1	875.2	1,950.7	1,788.4

Total operating expenses	1,237.2	1,081.1	2,434.3	2,197.3
Interest expense	33.8	30.5	67.3	57.7
Amortization of other acquired intangible assets	21.8	11.5	41.7	22.2
Reduction of reserve for anticipated future losses on discontinued products	(115.4)	(66.7)	(115.4)	(66.7)

Total benefits and expenses	5,654.5	4,882.4	11,291.9	9,700.3

Income from continuing operations before income taxes	597.5	614.5	1,194.8	1,223.5
Income taxes	208.0	219.6	419.7	439.3

Income from continuing operations	389.5	394.9	775.1	784.2
Income from discontinued operations, net of tax (4)	—	—	16.1	—

Net income	$389.5	$394.9	$791.2	$784.2

Shareholders’ equity			$9,963.1	$9,531.3

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity.

(2)	Health care costs for the three months ended June 30, 2006 include favorable development of prior-period health care cost estimates of approximately $10 million pretax (approximately $6 million after tax) in the Health Care segment. Health care costs for the three months ended June 30, 2005 include favorable development of prior-period health care cost estimates of approximately $55 million pretax (approximately $35 million after tax) in the Health Care segment.

(3)	General and administrative expenses for the three and six months ended June 30, 2006 include a charge of $72.4 million ($47.1 million after tax) in connection with the write-off of an insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling and a $12.4 million ($8.1 million after tax) net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5% senior notes due 2041. Both of these charges are reflected in the Health Care segment. The six months ended June 30, 2006 also include a charge of $8.3 million ($6.2 million after tax) for an acquisition-related software charge reflected in the Group Insurance segment.

(4)	Income from discontinued operations of approximately $16 million for the six months ended June 30, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company previously recorded $735 million of this refund. The $50 million refund resulted in an additional $16 million in income from discontinued operations.

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Summary of Results
(in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005 (1)	2006	2005 (1)

Operating earnings, excluding favorable development	$371.1	$312.8
Favorable development of prior-period health care cost estimates	6.0	35.0

Operating earnings	377.1	347.8	$757.4	$734.2
Debt refinancing charge	(8.1)	—	(8.1)	—
Physician class action settlement insurance-related charge	(47.1)	—	(47.1)	—
Reduction of reserve for anticipated future losses on discontinued products	75.0	43.4	75.0	43.4
Acquisition-related software charge	—	—	(6.2)	—
Net realized capital (losses) gains	(7.4)	3.7	4.1	6.6

Income from continuing operations (GAAP measure)	389.5	394.9	775.1	784.2
Income from discontinued operations (2)	—	—	16.1	—

Net income (GAAP measure)	$389.5	$394.9	$791.2	$784.2

Weighted average common shares — basic	560.8	581.3	564.1	584.0

Weighted average common shares — diluted	584.2	607.0	588.6	608.9

Summary of Results Per Common Share

Operating earnings, excluding favorable development	$.64	$.52
Favorable development of prior-period health care cost estimates	.01	.05

Operating earnings	.65	.57	$1.29	$1.21
Debt refinancing charge	(.02)	—	(.02)	—
Physician class action settlement insurance-related charge	(.08)	—	(.08)	—
Reduction of reserve for anticipated future losses on discontinued products	.13	.07	.13	.07
Acquisition-related software charge	—	—	(.01)	—
Net realized capital (losses) gains	(.01)	.01	.01	.01

Income from continuing operations (GAAP measure)	.67	.65	1.32	1.29
Income from discontinued operations (2)	—	—	.02	—

Net income (GAAP measure)	$.67	$.65	$1.34	$1.29

Shareholders’ equity (3)			$18.19	$16.44

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity. Additionally, results per common share and weighted average common shares have been adjusted to reflect the February 17, 2006 two-for-one stock split.

(2)	Income from discontinued operations of approximately $16 million for the six months ended June 30, 2006 reflects the Company’s receipt in February 2006 of a $50 million refund, including interest, from the completion of certain Internal Revenue Service audits associated with businesses previously sold by the Company’s former parent company. The Company previously recorded $735 million of this refund. The $50 million refund resulted in an additional $16 million in income from discontinued operations.

(3)	Actual common shares outstanding were 547.7 million at June 30, 2006 and 579.9 million at June 30, 2005.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005 (2)	2006	2005 (2)
Health Care:
Total revenue	$5,525.1	$4,796.9	$11,021.0	$9,490.8

Selling expenses	$217.8	$185.1	$439.2	$369.0
General and administrative expenses	848.5	832.3	1,747.5	1,696.2

Operating expenses, excluding other items	1,066.3	1,017.4	2,186.7	2,065.2
Debt refinancing charge	12.4	—	12.4	—
Physician class action settlement insurance-related charge	72.4	—	72.4	—

Total operating expenses	$1,151.1	$1,017.4	$2,271.5	$2,065.2

Operating earnings, excluding favorable development	$346.9	$294.2
Favorable development of prior-period health care cost estimates	6.0	35.0

Operating earnings	352.9	329.2	$713.5	$699.7
Debt refinancing charge	(8.1)	—	(8.1)	—
Physician class action settlement insurance-related charge	(47.1)	—	(47.1)	—
Net realized capital (losses) gains	(4.5)	2.5	(.8)	3.8

Net income (GAAP measure)	$293.2	$331.7	$657.5	$703.5

Group Insurance:
Total revenue	$553.1	$522.8	$1,088.3	$1,057.5

Selling expenses	$22.3	$20.8	$44.4	$39.9
General and administrative expenses	59.0	39.6	100.9	84.0

Operating expenses, excluding other item	81.3	60.4	145.3	123.9
Acquisition-related software charge	—	—	8.3	—

Total operating expenses (GAAP measure)	$81.3	$60.4	$153.6	$123.9

Operating earnings	$36.0	$30.9	$68.2	$60.4
Acquisition-related software charge	—	—	(6.2)	—
Net realized capital (losses) gains	(4.6)	1.9	(2.4)	3.3

Net income (GAAP measure)	$31.4	$32.8	$59.6	$63.7

Large Case Pensions:
Total revenue	$173.8	$177.2	$377.4	$375.5

Operating earnings	$10.1	$7.5	$19.4	$11.6
Reduction of reserve for anticipated future losses on discontinued products	75.0	43.4	75.0	43.4
Net realized capital gains (losses)	1.7	(.7)	7.3	(.5)

Net income (GAAP measure)	$86.8	$50.2	$101.7	$54.5

Corporate Interest:
Interest expense, net of tax	$21.9	$19.8	$43.7	$37.5

Total Company:
Total revenue	$6,252.0	$5,496.9	$12,486.7	$10,923.8

Selling expenses	$240.1	$205.9	$483.6	$408.9
General and administrative expenses	912.3	875.2	1,857.6	1,788.4

Operating expenses, excluding other items	1,152.4	1,081.1	2,341.2	2,197.3
Debt refinancing charge	12.4	—	12.4	—
Physician class action settlement insurance-related charge	72.4	—	72.4	—
Acquisition-related software charge	—	—	8.3	—

Total operating expenses (GAAP measure)	$1,237.2	$1,081.1	$2,434.3	$2,197.3

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(2)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity.

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Enrollment
(Members in Thousands)

	June 30,	June 30,	December 31,	March 31,
	2006	2005	2005	2006
Medical Membership:
Commercial	15,157	14,221	14,521	15,176
Medicare Advantage	123	101	101	117
Medicare Health Support Program	14	—	19	15
Medicaid	113	113	114	110

Total Medical Membership	15,407	14,435	14,755	15,418

Consumer-Directed Health Plans (1)	621	420	453	614

Dental Membership	13,374	12,976	13,098	13,331

Pharmacy Membership:
Commercial	9,141	8,579	8,885	9,172
Medicare PDP (stand-alone)	323	—	—	278
Medicare Advantage PDP	114	—	—	107

Total Pharmacy Benefit Management Services	9,578	8,579	8,885	9,557
Mail Order (2)	635	538	560	594

Total Pharmacy Membership	10,213	9,117	9,445	10,151

Group Insurance Membership (3)	15,265	13,662	13,618	13,089

Health Care Medical Cost Ratios (4)
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Health Care Premiums:
Health Care Risk (A)	$4,761.9	$4,145.7	$9,488.0	$8,199.2
Commercial Risk (B)	$4,325.9	$3,896.9	$8,622.4	$7,702.7
Medicare (C)	$436.0	$248.8	$865.6	$496.5

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,898.3	$3,244.7	$7,684.5	$6,293.2
Favorable development of prior-period health care cost estimates	10.0	55.0

Health care costs — Adjusted (E)	$3,908.3	$3,299.7

Commercial Risk
Health care costs (F) (GAAP measure)	$3,508.3	$3,022.5	$6,919.5	$5,860.4
Favorable development of prior-period health care cost estimates	11.0	53.0

Health care costs — Adjusted (G)	$3,519.3	$3,075.5

Medicare
Health care costs (H) (GAAP measure)	$390.3	$222.3	$765.3	$432.9
(Unfavorable) favorable development of prior-period health care cost estimates	(1.0)	2.0

Health care costs — Adjusted (I)	$389.3	$224.3

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	81.9%	78.3%	81.0%	76.8%
Health Care Risk — Adjusted (E)/(A)	82.1%	79.6%

Commercial Risk (F)/(B) (GAAP measure)	81.1%	77.6%	80.3%	76.1%
Commercial Risk — Adjusted (G)/(B)	81.4%	78.9%

Medicare (H)/(C) (GAAP measure)	89.5%	89.3%	88.4%	87.2%
Medicare — Adjusted (I)/(C)	89.3%	90.2%

(1)	Represents members in consumer-directed health plans included in the Company’s Commercial medical membership.

(2)	Represents members who purchased medications through the Company’s mail order pharmacy during the quarterly period.

(3)	June 30, 2006 includes approximately 2.1 million disability members acquired from Broadspire on March 31, 2006.

(4)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.

Aetna/13
Operating Margins
($ in Millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005 (1)	2006	2005 (1)
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and favorable development (A)	$623.7	$529.1
Favorable development of prior-period health care cost estimates	10.0	55.0

Operating earnings before income taxes, excluding interest expense and amortization of other acquired intangible assets (B)	633.7	584.1	$1,275.1	$1,226.6
Interest expense	(33.8)	(30.5)	(67.3)	(57.7)
Amortization of other acquired intangible assets	(21.8)	(11.5)	(41.7)	(22.2)
Debt refinancing charge	(12.4)	—	(12.4)	—
Physician class action settlement insurance-related charge	(72.4)	—	(72.4)	—
Reduction of reserve for anticipated future losses on discontinued products	115.4	66.7	115.4	66.7
Acquisition-related software charge	—	—	(8.3)	—
Net realized capital (losses) gains	(11.2)	5.7	6.4	10.1

Income from continuing operations before income taxes (C) (GAAP measure)	$597.5	$614.5	$1,194.8	$1,223.5

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets and favorable development (D)	$407.2	$340.1
Favorable development of prior-period health care cost estimates, net of tax	6.0	35.0

Operating earnings, excluding interest expense and amortization of other acquired intangible assets (E)	413.2	375.1	$828.2	$786.2
Interest expense, net of tax	(21.9)	(19.8)	(43.7)	(37.5)
Amortization of other acquired intangible assets, net of tax	(14.2)	(7.5)	(27.1)	(14.5)
Debt refinancing charge, net of tax	(8.1)	—	(8.1)	—
Physician class action settlement insurance-related charge, net of tax	(47.1)	—	(47.1)	—
Reduction of reserve for anticipated future losses on discontinued products, net of tax	75.0	43.4	75.0	43.4
Acquisition-related software charge, net of tax	—	—	(6.2)	—
Net realized capital (losses) gains, net of tax	(7.4)	3.7	4.1	6.6

Income from continuing operations (F) (GAAP measure)	$389.5	$394.9	$775.1	$784.2

Reconciliation of Revenue:
Revenue, excluding net realized capital (losses) gains (G)	$6,263.2	$5,491.2	$12,480.3	$10,913.7
Net realized capital (losses) gains	(11.2)	5.7	6.4	10.1

Total revenue (H) (GAAP measure)	$6,252.0	$5,496.9	$12,486.7	$10,923.8

Operating Margins:
Pretax operating margin (B)/(G)	10.1%	10.6%	10.2%	11.2%
Pretax operating margin — Adjusted (A)/(G)	10.0%	9.6%
Pretax operating margin (C)/(H) (GAAP measure)	9.6%	11.2%	9.6%	11.2%

After-tax operating margin (E)/(G)	6.6%	6.8%	6.6%	7.2%
After-tax operating margin — Adjusted (D)/(G)	6.5%	6.2%
After-tax operating margin (F)/(H) (GAAP measure)	6.2%	7.2%	6.2%	7.2%
Operating Expenses
($ in Millions)

Reconciliation of Operating Expenses:
Operating expenses, excluding other items (I)	$1,152.4	$1,081.1	$2,341.2	$2,197.3
Debt refinancing charge	12.4	—	12.4	—
Physician class action settlement insurance-related charge	72.4	—	72.4	—
Acquisition-related software charge	—	—	8.3	—

Total operating expenses (J) (GAAP measure)	$1,237.2	$1,081.1	$2,434.3	$2,197.3

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G)	18.4%	19.7%	18.8%	20.1%
Total operating expenses as a % of total revenue (J)/(H) (GAAP measure)	19.8%	19.7%	19.5%	20.1%

(1)	Effective January 1, 2006, the Company adopted FAS 123R applying the modified retrospective approach. Accordingly, all prior-period financial information was adjusted to reflect the Company’s stock-based compensation activity.